February 19, 2025

Northern Lights Fund Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:	Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1,475 under the Securities Act of 1933 (the “Securities Act”), as amended to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1,482 under the Securities Act (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361